TO THE HOLDERS OF
TIERS ASSET-BACKED SECURITIES,
SERIES CHAMT TRUST 1997-7
FLOATING RATE CERTIFICATES, CLASS B
CUSIP: 8712928AS8

Pursuant to Section 4.2 of the Base Trust Agreement dated October 15, 1997 between Structured Products Corporation and Delaware Trust Capital Management, Inc., U.S. Bank Trust National Association, formerly First Trust of New York, National Association, as Administrator, hereby gives notice with respect to the Distribution occurring on June 15, 2000 (the "Distribution Date") as follows:

(i) The amount of the distribution to holders of each Class of Securities allocable to principal of and premium, if any, and interest and the amount of aggregate unpaid interest accrued, if any, as of the Distribution Date, expressed as a dollar amount per $1,000 original face amount thereof, were as follows:

                     Fixed Rate Notes,        Floating Rate
                     Class A                  Certificates  Class B

Principal            $4.190039                $31.684982
Premium, if any      $0.00                    $0.00
Interest Paid        $0.6671485               $4.458953
Interest Accrued
and not paid         $0.00                    $0.00

(ii) The Floating Rate Pass Through Rate applicable to the Floating Rate Class B Certificates for the period from May 15, 2000 through June 14, 2000 and payable on the Distribution Date, as calculated by Westdeutsche Landesbank Girozentrale, the Calculation Agent was 6.7225%.

(iii) No compensation has been paid to the Administrator or Trustee from Available Funds under the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7.

(iv) The aggregate stated principal amount of the Chase Credit Card Master Trust Class A Floating Rate Certificates, Series 1996-4 (the "Deposited Assets") is $48,557,000 and the notional amount is the same.

(v) The Deposited Assets did bare interest at a rate of 6.6525% for the period from May 15, 2000 through June 14, 2000.

(vi) The Deposited Assets are rated AAA by Standard & Poors and Aaa by Moody's Investors Service.

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(vii) The Eligible  Investments  held by the Issuer as of the  Distribtion  Date were as follows:

      None.

(viii) The PSA Index Rate determined with respect to the Distribution Date by Westdeutsche Landesbank Girozentrale, as Swap Counterparty is 712.

(ix)  The  aggregate   outstanding   principal   balance  of,   Notional  Amount
attributable to and the Current Factor applicable to each class of Securities as of the close of business on the Distribution Date were as follows:



                       Fixed Rate Notes, Class A      Floating Rate
                                                      Certificates Class B

Aggregate Outstanding   $39,347,000.12               $9,210,000
Principal Balance       $39,347,000.12               $9,210,000
Notional Amount         $39,347,000.12               $9,210,000
Current Factor          0.111471                      0.843407



U.S. BANK TRUST NATIONAL ASSOCIATION, AS ADMINISTRATOR


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